PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
UNDER THE PROVISIONS OF
THE CONVERGYS CORPORATION
2008 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 2008 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a performance-based restricted stock unit award (the “Award”), on and subject to the terms of the Plan and your agreement to the terms, conditions and restrictions of this agreement (the “Agreement”). Your Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted and administered in accordance with such intent.

1.	Earning of Award - Initial Performance Objective.

a. Subject to potential reduction by the Compensation Committee pursuant to Section 2 hereof, if the cumulative Unadjusted EBITDA of Convergys Corporation (the “Company”) for the period commencing ________and ending ________ (the “Performance Period”) equals or exceeds ________ (the “Initial Performance Objective”), then the Company shall credit to your account a number of common shares, without par value, of the Company (“Shares”) equal to _____% of the target number of Shares indicated on your Notice of Performance-Based Restricted Stock Unit Award form (“Notice of Award”), or such lesser number of Shares as may be determined by the Compensation Committee, in its discretion, in accordance with Section 2 hereof.

b. For purposes of this Agreement, the Company defines “Unadjusted EBITDA” as income (or loss) from continuing operations, net of tax, plus depreciation and amortization (including asset impairments), plus interest expense and plus income tax expense, each as defined under generally accepted accounting principles in the United States and as reported in the Company's annual report.

c. Following the end of the Performance Period, the Compensation Committee shall certify in writing whether the Initial Performance Objective set forth in this Section 1 has been achieved, the number of Shares, if any, credited to your account in accordance with this Agreement and the dollar amount of dividend equivalents, if any, payable to you in accordance with Section 7 of this Agreement. Except as otherwise provided pursuant to Section 5(a) or 5(c) of this Agreement, if the Compensation Committee determines that the Initial Performance Objective set forth in this Section 1 has not been achieved for the Performance Period, then this Award shall be automatically forfeited, and no Shares or dividend equivalents shall be payable hereunder.

2.	Compensation Committee Discretion to Reduce Award - Additional Performance Objectives.

a.     Notwithstanding Section 1 hereof, the actual number of Shares credited to your Account pursuant to this Agreement may be reduced by the Compensation Committee in its sole and absolute discretion below the number of Shares, if any, earned based upon achievement of the Initial Performance Objective (including a reduction to zero), based on such factors as the Compensation Committee determines to be appropriate, including the additional performance objectives to be established pursuant to this Section 2 and set forth in Attachment A hereto, as amended from time to time and as set forth on the website of the Company's third party plan administrator (“Attachment A”).

b.     During the first ninety (90) days of each calendar year during the Performance Period, the Compensation Committee shall establish additional performance objectives for each such calendar year (at threshold, target, maximum and such intermediate levels as determined by the Compensation Committee) based on the Company's achievement of specified levels of adjusted diluted earnings per share from continuing operations (“EPS”) for each such calendar year, as determined by the Compensation Committee in its sole and absolute discretion, provided that the “threshold” performance objective for each such calendar year shall be equal to the Company's actual EPS for the immediately preceding calendar year. The additional performance objectives established by the Compensation Committee pursuant to this Section 2(b) shall be set forth in Attachment A.

c.     It is the current intention of the Compensation Committee that it will exercise its discretion to reduce the number of Shares, if any, to be credited to your account under this Agreement based upon the extent to which the Company achieves the cumulative annual EPS objectives for the three years during the Performance Period, as determined in accordance with the performance matrix set forth in Attachment A. Notwithstanding the foregoing, the Compensation Committee reserves the right to deviate from such approach and may exercise its discretion to reduce the number of Shares, if any, to be credited to your account under this Agreement based on such other factors as the Compensation Committee, in its sole and absolute discretion, determines to be appropriate.

d.     The Compensation Committee may, in its sole and absolute discretion, modify the additional performance objectives established pursuant to this Section 2, or the related threshold, target and maximum achievement levels, in whole or in part, as the Compensation Committee deems appropriate and equitable to reflect a change in the business, operations, corporate structure or capital structure of the Company or its affiliates, the manner in which the Company and its affiliates conduct business, or other events or circumstances.

e.    Following the end of the Performance Period, the Compensation Committee shall certify in writing the extent to which the number of Shares, if any, earned pursuant to Section 1 hereof shall be reduced pursuant to this Section 2 and the final number of Shares (and final amount of cash dividend equivalents), if any, payable to you pursuant to this Agreement.

3.Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, following the end of the Performance Period and the Compensation Committee's certifications pursuant to Sections 1(c) and 2(e) hereof, the Company shall deliver to you the number of Shares, if any, determined by the Compensation Committee to be payable to you pursuant to this Agreement (and pay to you in cash the amount of dividend equivalents, if any, determined by the Compensation Committee to be payable to you pursuant to Section 7 of this Agreement), which delivery of Shares (and payment of dividend equivalents) shall occur on or prior to _________, provided that you remain continuously employed by the Company and its affiliates until the date of such delivery (the “Vest Date”).

4.Forfeiture of Award.

a. Your right to receive Shares that are the subject of this Award that have not yet been delivered (and any dividend equivalents that have not yet been paid), shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, Disability, Retirement or involuntary termination without Cause. For purposes of this Agreement:

(i)“Disability” has the same meaning as in the Company's long-term disability plan;
(ii)“Retirement” means termination of employment after (I) attaining age 55 and completing at least ten years of service with the Company or any of its subsidiaries or (II) completing thirty years of service with the Company or any of its subsidiaries; and
(iii) “Cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

b.
If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent the Shares (and dividend equivalents) subject to this Award have not yet been delivered, your right to receive such Shares (and dividend equivalents) shall be forfeited and (ii) to the extent that Shares (and dividend equivalents) have been delivered to you pursuant to this Award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares (and dividend equivalents) to you, provided that such Shares (and dividend equivalents) were delivered within the six-month period immediately preceding the termination of your employment or at any time following your termination of employment. For purposes of this Section 4(b), “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation's relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation's existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; (7) taking or retaining without authorization any property of Convergys Corporation; or, (8) intentionally or fraudulently providing any inaccurate information causing any financial reports of Convergys Corporation to have to be restated or reported. Convergys Corporation shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the Company, provided that such set-off may only be made at the time the amount otherwise owed to you would normally be paid to you. Nothing in this Section is intended to supersede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

5.    Certain Events During the Performance Period.

a.
If you cease to be an employee of the Company and its affiliates after this Award was granted to you and prior to the end of the Performance Period due to death or Disability, then (i) the number of Shares that are covered by this Award shall be automatically reduced to a number of Shares (the “Adjusted Shares”) that bears the same ratio to the target number of Shares indicated on your Notice of Award as (A) the number of days from the first day of the Performance Period through the date your employment terminates bears to (B) 1095, and (ii) notwithstanding Section 1 hereof, the Adjusted Shares will be delivered within 30 days following the date your employment terminates (together with dividend equivalents as provided pursuant to Section 7 of this Agreement), except as otherwise provided pursuant to Section 11 below. The remaining Shares shall be forfeited automatically and without further notice as of the date of your termination.

b.
If you cease to be an employee of the Company and its affiliates after this Award was granted to you and prior to the end of the Performance Period due to Retirement or involuntary termination without Cause, then (i) the number of Shares that are covered by this Award shall be automatically reduced to the Adjusted Shares, and (ii) provided that the Company achieves the Initial Performance Objective set forth in Section 1 hereof for the Performance Period, you shall be credited with a number of Shares equal to ____% of the Adjusted Shares, or such lesser number of Shares as may be determined by the Compensation Committee, in its discretion, in accordance with Section 2 of this Agreement, which discretion the Compensation Committee intends to exercise based upon the Company's achievement of the cumulative annual EPS objectives for the three years during the Performance Period. If the Initial Performance Objective is achieved for the Performance Period, any Shares determined not to be payable to you by the Compensation Committee after the exercise of its discretion pursuant to Section 2 hereof shall be forfeited automatically and without further notice. Shares earned, if any, pursuant to the provisions of this section 5(b) will be delivered following the end of the Performance Period and the Compensation Committee's certifications pursuant to Sections 1(c) and 2(e) hereof and on or prior to ________ (together with dividend equivalents as provided pursuant to Section 7 of this Agreement), except as otherwise provided pursuant to Section 11 below.

c.
If, prior to the end of the Performance Period and while you are employed by the Company and its affiliates, a Change of Control of the Company occurs, then (i) the number of Shares that are covered by this Award shall be automatically reduced to a number of Shares (the “COC Adjusted Shares”) that bears the same ratio to the target number of Shares indicated on your Notice of Award as (A) the number of days from the first day of the Performance Period through the date of the Change of Control bears to (B) 1095, and (ii) notwithstanding Section 1 hereof, the COC Adjusted Shares will be delivered within 30 days following the date of the Change of Control (together with dividend equivalents as provided pursuant to Section 7 of this Agreement), except as otherwise provided pursuant to Section 11 below. The remaining Shares shall be forfeited automatically and without further notice as of the date of the Change of Control.

6.    Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

7.    Dividend Equivalents. At the same time that any Shares are delivered to you pursuant to this Agreement, the Company shall pay dividend equivalents to you in cash, in an amount equal to the aggregate cash dividends that you would have received had you been the actual owner, from _________ through the date of distribution of Shares, of the number of Shares, if any, actually distributed to you pursuant to this Agreement. Your right to receive any dividend equivalents pursuant to this Agreement shall be subject to the same terms, conditions and restrictions (including forfeiture restrictions) as your right to receive the related Shares. In no event will any interest or earnings be credited on the amount of dividend equivalents, if any, payable to you pursuant to this Agreement.
8.    Transferability. Your right to receive any Shares (and dividend equivalents) shall not be transferable or assignable by you other than by will or by the laws of descent and distribution.
9.    Tax Withholding. To the extent the Company or any affiliate is required to withhold any taxes in connection with the delivery of Shares under this Agreement, then the Company or affiliate (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the fair market value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If the Company or any affiliate is required to withhold any taxes other than in connection with the delivery of Shares under this Agreement (including such taxes as may be required to be withheld in connection with the payment of dividend equivalents), then the Company or affiliate (as applicable) shall have the right in its sole discretion to (a) withhold such required tax withholding from dividend equivalents paid under this Agreement, (b) require you to pay or provide for payment of the required tax withholding, or (c) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to you (other than deferred compensation subject to Section 409A of the Code).
10.    No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.
11.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. This Award is intended to be exempt from the provisions of Section 409A of the Code as a short term deferral or to be compliant with Section 409A of the Code. This Award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this Award and the compensation provided hereunder. To the extent required to comply with Section 409A of the Code, (a) any delivery of Shares (and payment of dividend equivalents) to a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on account of termination of employment shall be made no earlier than six months after the date of termination; (b) termination of employment shall not be considered to occur until there is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (1)(ii), where the employee's services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period; and (c) delivery of Shares (and payment of dividend equivalents) on account of a Change of Control shall occur upon a Change of Control that constitutes a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

12.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.
13.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this Award.
15.    Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.
16.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.